Coast
Mountain
Geological Ltd.
Mineral Exploration Consultants

P.O. Box 11604 620-650 West Georgia Street Vancouver, British Columbia Canada, V6B 4N9	Telephone: 604.681.0209 Fax: 604.687.4670 Toll Free: 1.800.667.4470

May 19, 2006

I, Bernard Dewonck of Richmond, British Columbia, Canada, do hereby consent to the use, in the registration statement of Red Lake Exploration, Inc. on Form SB-2 of my geological report dated April 26, 2006, entitled “Report On KRL3016881, KRL3016882 and KRL3016883 Claims”, and concur with the summary of the information in the report disclosed in the registration statement. I also consent to the reference to me under the heading Interests of Named Experts and Counsel? in such registration statement.

/s/ Bernard Dewonck
Bernard Dewonck, P. Geo.